EXHIBIT 99.1
Media
& Analysts:    Sean Blakley
                          (713) 627-4963
Date:                May 14, 2008
Spectra Energy Partners Announces Retirement of Lon Mitchell; Names Laura
Buss Sayavedra, Chief Financial Officer
HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today announced the retirement of Lon C. Mitchell, Jr. as vice president and chief financial officer of Spectra Energy Partners GP, LLC, the partnership’s general partner. Mitchell has been with Spectra Energy Partners and its predecessor companies for more than 8 years and has more than 30 years of experience in a variety of roles in the energy industry. The company also announced that Laura Buss Sayavedra will succeed Mitchell as vice president and chief financial officer of Spectra Energy Partners.
Sayavedra previously served as vice president of Strategic Development & Analysis for Spectra Energy Corp (NYSE: SE). Prior to that, she served as vice president, Operations & Analytics for Duke Energy North America and served in various finance and business development roles of increasing responsibility since joining the company in 1995.
Sayavedra has a bachelor’s degree in international relations and economics from the University of Wisconsin-Madison, and a master’s degree in international affairs from Columbia University.
“Lon has made tremendous contributions to the partnership in his time as chief financial officer,” said Greg Harper, president and chief executive officer. “His broad range of financial and energy industry experience proved invaluable in Spectra Energy Partners’ launch and successful first year of operations.”
“Laura’s extensive experience in strategic planning and business development, especially her direct involvement in Spectra Energy’s decision to form Spectra Energy Partners, made her a natural choice to be the next chief financial officer,” Harper added. “She will continue the momentum Lon helped to develop as we execute on our strategic plan.”
Sayavedra will assume the role of vice president and chief financial officer on July 1, 2008. Mitchell will remain with the partnership until July 31, 2008 to assist with the transition.
Spectra Energy Partners, LP is a Delaware master limited partnership that owns interests in natural gas transportation and storage assets in the United States. Spectra Energy Partners’ assets include the East Tennessee Natural Gas system, a 1.3 billion cubic feet (Bcf) per day, 1,400-mile natural gas transportation pipeline located in the Southeastern United States, and Saltville Gas Storage, a 5.5 Bcf working capacity natural gas storage facility located adjacent to the East Tennessee Natural Gas system in Virginia. Spectra Energy Partners also owns a 24.5 percent interest in Gulfstream Natural Gas System, which owns a 1.1 Bcf per day, 690-mile natural gas pipeline that connects Mobile Bay to the central Florida peninsula through the Gulf of Mexico, and a 50 percent interest in Market Hub Partners, which owns high deliverability salt cavern storage assets capable of storing 35 Bcf of natural gas. Visit spectraenergypartners.com for more information.
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